Exhibit 10.6
NVENT ELECTRIC PLC 2018 OMNIBUS INCENTIVE PLAN
GRANT AGREEMENT–
RESTRICTED STOCK UNITS

[Name of Grantee]:

The Board of Directors of nVent Electric plc has awarded you the following grant under the nVent Electric plc 2018 Omnibus Incentive Plan (the “Plan”).

Grant Information

Number of Restricted Stock Units Granted: ______________

The units will become vested in full on the date of the Company’s first annual general meeting of shareholders following the Date of Grant, provided that if such date is less than 50 weeks after the Date of Grant then the units will become vested in full on the date that is the first anniversary of the Date of Grant.

This grant also includes Dividend Equivalent Units, which are described below.

Specific terms of this grant not specified above, such as the Date of Grant, are set forth in the cover letter that accompanies this grant agreement.

Terms and Conditions of this Grant

a.The Restricted Stock Units become “vested” on the vesting date noted above. The Shares underlying the Restricted Stock Units will be issued upon vesting. In the event the vesting date falls on a weekend day or holiday, the Restricted Stock Units will vest and Shares will be issued on the next trading day.

a.Each Restricted Stock Unit includes one Dividend Equivalent Unit. A Dividend Equivalent Unit entitles you to a cash payment equal to the cash dividends declared on a Share of stock during the vesting period. Payment of the Dividend Equivalent Units will be made to you in cash as soon as practicable (but not more than 30 days) after the Restricted Stock Units vest. Dividend Equivalent Units are not eligible for dividend reinvestment.

a.If your service as a director with the Company terminates (voluntarily or involuntarily) before your Restricted Stock Units are 100% vested, then all nonvested Restricted Stock Units will be forfeited. Exceptions to this rule are made for certain types of terminations, including termination due to death, Disability or Retirement, in accordance with the terms of the Plan.

a.If the Restricted Stock Units vest upon termination of service as a director, then the Shares underlying the Restricted Stock Units that vest will be issued promptly after your termination.

Exhibit 10.6
a.The Restricted Stock Units will also vest upon a Change of Control provided you are still serving as a director of the Company immediately prior to the Change of Control. The term “Change of Control” as applied to your Restricted Stock Units is modified to comply with Code Section 409A.

a.You cannot vote Restricted Stock Units.

a.You may not sell, assign, transfer, pledge as collateral or otherwise dispose of your Restricted Stock Units at any time during the vesting period.

Taxation of Award

a.The Fair Market Value of the Shares that are issued upon vesting of the Restricted Stock Units and the cash paid in respect of Dividend Equivalent Units will be considered taxable compensation.

a.If withholding taxes are due under applicable law, the Company shall satisfy such obligation by withholding from the Shares to be delivered upon settlement of the Restricted Stock Units that number of Shares having a Fair Market Value equal to the amount required by law to be withheld, unless the Board approves another form of payment for such withholding amount.

General

a.The grant of this Plan award to you does not guarantee you will receive Plan awards in subsequent years.

a.The vesting of this award may be suspended or delayed as a result of a leave of absence.

a.In addition to the terms and conditions contained in this grant agreement, this award is subject to the provisions of the Plan document and Prospectus as well as applicable rules and regulations issued under local tax and securities laws and New York Stock Exchange rules. Capitalized terms used in this grant agreement have the meanings given in the Plan.

a.The Board may amend or modify the Plan at any time but generally such changes will apply to future Plan awards. The Board may also amend or modify this award, but most changes will require your consent.

a.As a condition to the grant of this award, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this agreement will be interpreted by the Board and that any interpretation by the Board of the terms of this agreement or the Plan, and any determination made by the Board under this agreement or the Plan, will be final, binding and conclusive.

a.For purposes of this agreement, the word “Company” means nVent Electric plc or any of its subsidiaries or any of their business units.